Exhibit 4.33

Equity Pledge Contract

This Equity Pledge Contract (this “Contract”) is made and entered into by and among the following Parties on July 1, 2018 in Beijing, the People’s Republic of China (the “PRC”):

Party A: Xiaoying (Beijing) Information Technology Co., Ltd., Room 32-1-1-135, Building No.32, Chuangye Middle Road, Haidian District, Beijing (“Pledgee”).

Party B: Shenzhen Gamma Capital Management Co., Ltd., a limited liability company incorporated and existing under the PRC laws, with its registered address at Shenzhen Qianhai Commerce Secretariat Co., Ltd., Qianhai Complex A201, Qianwan Road 1, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (“Pledgor”).

Party C: Shenzhen Beier Assets Management Co., Ltd., a limited liability company incorporated and existing under the PRC laws, with its registered address at Shenzhen Qianhai Commerce Secretariat Co., Ltd., Qianhai Complex A201, Qianwan Road 1, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen.

Pledgee, Pledgor and Party C are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS,

1.                  Pledgor is a PRC citizen or PRC company. Pledgor is a shareholder of Party C with a contribution amount of CNY10 million. Party C acknowledges the respective rights and obligations of Pledgor and Pledgee hereunder and agrees to provide any necessary assistance for the registration of such pledge.

2.                  Pledgee is a limited liability company registered and incorporated in Shenzhen, Guangdong. On July 1, 2018, Pledgee and Party C enter into the Exclusive Business Cooperation Agreement (“Exclusive Business Cooperation Agreement”), Pledgee, Pledgor and Party C enter into the Exclusive Option Contract (“Exclusive Option Contract”), Pledgor and Party C respectively enter into the Power of Attorney whereby Pledgee is authorized (collectively “POA”, together with the Exclusive Business Cooperation Agreement, the Exclusive Option Contract and this Contract, collectively the “Control Documents”).

3.                  In order to guarantee that Pledgee receives all payments due and payable by Party C from Party C, including but not limited to the consultation and service fee, and that Party C and Pledgor perform other obligations under the Control Documents, Pledgor pledges all of its equity in Party C for the obligations under the Control Documents.

1.                  Definitions

Unless otherwise provided herein, the following terms shall have the following meaning:

1.1           “Pledge” refers to the security interest granted by Pledgor to Pledgee under Article 2 hereof, that is, the right of Pledgee of being paid in priority with the proceeds from the conversion, auction or sale of the Equity.

1.2           “Equity” refers to all equity legally held by Pledgor in Party C now or in the future as set forth in Article 2.1 hereof.

1.3           “Pledge Term” refers to the term set forth in Article 3 hereof.

1.4           “Contractual Obligations” refer to all obligations of Pledgor and Party C under the Control Documents (including without limitation, the consultation and service fee payable to Pledgee under the Exclusive Business Cooperation Agreement).

1.5           “Secured Debt” refers to all direct, indirect, derivative losses and loss of predictable benefits suffered by Pledgee due to any Default Event of Pledgor and/or Party C. The amount of such loss shall be based on but not limited to the reasonable business plan and profit forecast of Pledgee and all expenses incurred by Pledgee for enforcing the Contractual Obligations of Pledgor and/or Party C.

1.6           “Default Event” refers to any circumstance stated in Article 7 hereof.

1.7           “Default Notice” refers to the notice issued by Pledgee in accordance with this Contract to declare the occurrence of a Default Event.

2.                  Pledge

2.1           As security for immediate and full performance of the Contractual Obligations and repayment of the Secured Debt by Pledgor and Party C, Pledgor hereby pledges its equity of Party C (including the registered capital (contribution amount) of Party C currently owned by Pledgor and all equity interests related thereto, and further registered capital of Party C (contribution amount) that Pledgor may obtain in the future and all equity interests related thereto) (“Equity”) to Pledgee as first priority pledge. On the date hereof, the equity pledged by Party B shall be 100% equity of Party C held by it, the corresponding contribution amount of which shall be 100% registered capital of Party C, that is, CNY10 million.

2.2           The Parties understand and agree that the monetary valuation arising out of or in connection with the Secured Debt until the Accounting Date (as defined below) shall be changing and floating valuation.

2.3           In case of any of the following events (“Accounting Event”), the value of the Secured Debt shall be determined per the total payable Secured Debt due but unpaid to Pledgee on the latest date before the occurrence of the Accounting Event or the occurrence date thereof (“Determined Debt”):

(1)             Where any Control Document expires or terminates pursuant to its relevant terms;

(2)             Where a Default Event set forth in Article 7 hereof occurs and has not been cured, causing Pledgee to serve a Default Notice to Pledgor in accordance with Article 7.3 hereof;

(3)             Pledgee, upon proper investigation, reasonably believe that Pledgor and/or Party C is insolvent or may be put in insolvency; or

(4)             Any other matter as required by the PRC laws to determine the Secured Debt.

2.4           For the avoidance of doubt, the occurrence date of Accounting Event shall be the accounting date (“Accounting Date”). Pledgee shall be entitled to realize the Pledge at its option on or after the Accounting Date in accordance with Article 8 hereof.

2.5           Within the Pledge Term, Pledgee shall be entitled to collect the dividend or bonus arising from the Equity. Pledgor may not be distributed with dividend or bonus with respect to the Equity unless with prior written consent of Pledgee. The dividend or bonus distributed to Pledgor shall, upon deduction of the individual income tax paid by Pledgor, at the request of Pledgee, (1) be deposited into an account designated by Pledgee and subject to the supervision of Pledgee, and be used for securing the Contractual Obligations and first repaying the Secured Debt; or (2) subject to PRC laws, be unconditionally gifted to Pledgee or a person designated by Pledgee.

2.6           Pledgor may not increase capital of Party C unless with prior written consent of Pledgee. The additional contribution amount of Pledgor in the registered capital of the company due to its capital increase shall also be the Equity pledged hereunder.

2.7           Where Party C shall be dissolved or liquidated as required by mandatory PRC laws, any proceeds as distributed to Pledgor from Party C upon lawful completion of such dissolution or liquidation proceeding of Party C shall, at the request of Pledgee, (1) be deposited into an account designated by Pledgee and subject to the supervision of Pledgee, and be used for securing the Contractual Obligations and first repaying the Secured Debt; or (2) subject to PRC laws, be unconditionally gifted to Pledgee or a person designated by Pledgee.

3.                  Pledge Term

3.1           The Pledge shall take effect as of the date on which the administration for commerce and industry at the place where Party C is located (“Registration Authority”) registers the same, and the term of such Pledge (“Pledge Term”) shall last until the full performance or repayment of the last Contractual Obligation and Secured Debt secured by such Pledge. The Parties agree that upon the execution of this Contract, Pledgor and Party A shall immediately apply with the Registration Authority for registration of the creation of the Equity Pledge in accordance with the Measures for Registration of Equity Pledge by Administration for Commerce and Industry. The Parties further agree to complete all Equity pledge registration formalities, obtain the registration notice issued by the Registration Authority, within fifteen (15) days as of the official acceptance of the Equity pledge registration application by the Registration Authority. The Parties jointly confirm that, in order to apply for the registration of the Equity Pledge, the Parties shall submit this Contract or a equity pledge contract signed in the form required by the administration for commerce and industry at the place where Party C is located which truthfully reflects the Pledge hereunder (“AIC Pledge Contract”) to the administration for commerce and industry, and any matter not covered by the AIC Pledge Contract shall be subject to this Contract. Pledgor and Party C shall submit all necessary documents and go through all necessary procedures according to PRC laws and regulations and the requirements of the administration for commerce and industry, so as to ensure the Pledge be registered as soon as possible upon such submission of application.

3.2           Within the Pledge Term, if Party C fails to perform the Contractual Obligations or repay the Secured Debt as agreed, Pledgee has the right but not the obligation to dispose such Pledge in accordance with this Contract.

4.                  Custody of Equity Record subject to Pledge

4.1           Within the Pledge Term set forth herein, Pledgee shall deliver the original of the contribution certificate of the Equity and the register of shareholders recording the Pledge (and other document reasonably required by Pledgee, including but not limited to the Equity Registration Notice issued by the administration for commerce and industry) to Pledgee for custody within one week as of the creation of the Pledge upon registration. Pledgee shall always keep such items during the whole Pledge Term set forth herein.

5.                  Representations and Warranties of Pledgor and Party C

Pledgor and Party C jointly and severally make the following representations and warranties at the execution of this Contract to Pledgee and confirm that Pledgee enters into and performs this Contract in reliance on such representations and warranties.

5.1           Pledgor is the sole legal and beneficial owner of the Equity, and except for being subject to the agreement otherwise entered into by and between Pledgor and Pledgee, it has legal, complete and full ownership to and in the Equity.

5.2           Pledgee shall be entitled to dispose and transfer the Equity in accordance with this Contract.

5.3           Except for the Pledge, Pledgor has not created any security interest or other encumbrance over the Equity, and the Equity has no dispute over its ownership, is not subject to detention or other legal proceeding or has similar threat, and may be pledged and transferred pursuant to applicable laws.

5.4           The execution of this Contract and exercise of its rights hereunder or performance of its obligations hereunder by Pledgor will not violate any law, regulation, any agreement or contract to which Pledgor is a party, or any undertaking made by Pledgor to any third party.

5.5           All documents, materials, statements and certificates etc. provided to Pledgee by Pledgor are accurate, authentic, complete and valid.

Party C represents and warrants to Pledgee that:

5.6           It is a limited liability company duly registered and lawfully existing under the PRC Laws with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Contract.

5.7           This Contract, upon duly execution by it, constitutes its legal, valid and binding obligations.

5.8           It has full internal right and authorization to execute and deliver this Contract and all other documents related to the transactions contemplated hereby as well as full right and authorization to consummate the transactions contemplated hereby.

5.9           With respect to its assets, there is no security interest or other encumbrance which may materially affect the right and interest of Pledgee in and to the Equity, including but not limited to transfer of any intellectual property right or asset with a value of over CNY100,000 of Party C, or any encumbrance of title or using right over such assets.

5.10    There is no pending or to the knowledge of Party C threatened litigation, arbitration or other legal proceeding against the Equity, Party C or its assets in any court or arbitral tribunal, and there is no pending or to the knowledge of Party C threatened administrative proceeding or administrative punishment against the Equity, Party C or its assets in any governmental authority or administrative authority, which in each case will have material or adverse effect on Party C’s economic status or the capacity of Pledgor to perform the obligations and security liability.

5.11    Party C hereby agrees to be jointly liable to Pledgee for the representations and warranties made hereunder by Pledgor.

5.12    Party C hereby warrants to Pledgee that the said representations and warranties shall be true and correct and fully complied with at any time and in any case before the Contractual Obligations are fully performed or the Secured Debt is fully repaid.

6.                 Covenants and Further Agreement of Pledgor and Party C

During the term hereof, Pledgor and Party C jointly and severally covenant to Pledgee that:

6.1.                  During the term of this Contract, Pledgor hereby undertakes to Pledgee that Pledgor will:

6.1.1.                 Except for the performance of the Exclusive Call Option Contract entered into by and between Pledgor, Pledgee and Party C on July 1, 2018, without prior written consent of Pledgee, it shall not transfer or agree that other person transfer, all or part of the Equity, create or allow any security interest or other encumbrance which may affect the rights and interests of Pledgee in the Equity;

6.1.2.                 Comply with all laws and regulations applicable to the pledge of rights; present to Pledgee the notices, orders or suggestions issued or made by relevant government authorities  (or any other related party) with respect to the Pledge within five (5) days upon receipt thereof; and comply with such notices, orders or suggestions or, alternatively, at the reasonable request of Pledgee or with consent of Pledgee, raise objection and provide statement to such notices, orders or suggestions; and

6.1.3.                 Immediately inform Pledgee of any event or any notice received by Pledgor which may affect Pledgee’s right to all or any part of the Equity, and any event or any notice received by Pledgor which may affect Pledgor’s warranties and other obligations hereunder.

6.2.                  Pledgor agrees that Pledgee’s rights to the Pledge obtained hereunder shall not be interrupted or inhibited by any legal proceeding initiated by Pledgor or any successor or representative of Pledgor or any other person.

6.3.                  In order to protect or effect the security interest granted by this Contract, Pledgor hereby undertakes that it will sincerely execute and cause other parties which have interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by Pledgee. Pledgor further undertakes that it will do and cause other parties which have interest in the Pledge to do all acts required by Pledgee, facilitate Pledgee to exercise its rights and authority granted hereby, and enter into all documents regarding the ownership of the Equity with Pledgee or a (natural/legal) person designated by Pledgee. Pledgor undertakes that it will provide all notices, orders and decisions regarding the Pledge as required by Pledgee to Pledgee within reasonable period.

6.4.                  Pledgor hereby undertakes to Pledgee that it will comply with and perform all warranties, undertakings, agreements, representations and conditions hereunder. Pledgor shall compensate for all losses suffered by Pledgee due to Pledgor’s failure to perform or partial performance of, its warranties, undertakings, agreements, representations and conditions.

6.5.                  In the event that the Equity pledged hereunder is subject to any enforcement measures imposed by court or other governmental authority for whatsoever reason, Pledgor shall try all efforts, including (but not limited to) providing other warranties or taking other measures to the court, to terminate such mandatory measures taken by the court or other governmental authority.

6.6.                  Where it is possible that the Equity will depreciate which is sufficient to jeopardize Pledgee’s rights, Pledgee may require Pledgor to provide additional mortgage or security, and if Pledgor fails to provide the same, Pledgee may auction or sell the Equity at any time, and use the proceeds obtained thereby for repayment of the Secured Debt in advance or deposition; any costs incurred thereby shall be solely borne by Pledgor.

6.7.                  Without prior written consent of Pledgee, neither Pledgor nor Party C shall (or assist other party to) increase, decrease or transfer Party C’s registered capital (or its contribution amount to Party C) or create any encumbrance over the same (including the Equity). Subject to this provision, Party C’s equity registered and obtained by Pledgor after the date hereof shall be referred to as the “Additional Equity”. Pledgor and Party C shall, upon Pledgor obtaining the Additional Equity, immediately enter into a supplementary equity pledge agreement with Pledgee with respect to the Additional Equity, and cause the board of directors and the shareholders’ meeting of Party C to approve such supplementary equity pledge agreement, and provide Pledgee with all documents necessary for the supplementary equity pledge agreement, including but not limited to: (1) the original of the shareholder’s contribution certificate with respect to the Additional Equity issued by Party C; and (2) the photocopy of the verification report of capital contributions with respect to the Additional Equity issued by a Chinese Certified Public Accountant. Pledgor and Party C shall go through the pledge registration formalities for the Additional Equity in accordance with Article 3.1 hereof.

6.8.                  Unless with prior written instruction of Pledgee to the contrary, Pledgor and/or Party C agree that in case of any transfer (including division and inheritance) of all or part of the Equity between Pledgor and any third party (“Equity Transferee”) in violation of this Contract, Pledgor and/or Party C shall procure Equity Transferee to unconditionally acknowledge the Pledge and fulfill necessary pledge registration change formalities (including but not limited to execution of relevant documents), so as to ensure the existence of the Pledge.

6.9.                  If Pledgee provides a loan to Party C, Pledgor and/or Party C agree to grant the pledge to Pledgee with the Equity as the collateral to guarantee such further loan, and fulfill relevant formalities, if any, as soon as possible pursuant to the laws, regulations or local customs, including but not limited to execution of relevant documents and handling relevant pledge creation (or change) registration formalities.

Party C undertakes and further agrees that:

6.10.           Where the execution and performance of this Contract and the grant of the Equity Pledge hereunder require the consent, permission, waiver, authorization of any third party, or approval, permission, exemption of any governmental authority, or registration or filing with any governmental authority (if required by law), then Party C shall try to assist in obtaining the same and maintaining fully valid within the term hereof.

6.11.           Without prior written consent of Pledgee, Party C will neither assist or allow Pledgor to create any new pledge or grant any other security interest over the Equity, nor assist or allow Pledgor to transfer the Equity.

6.12.           Party C agrees to strictly comply with the obligations under Articles 6.7, 6.8 and 6.9 hereof together with Pledgor.

6.13.           Without prior written consent of Pledgee, Party C shall not transfer Party C’s assets or create or allow the existence of any security interest or other encumbrance which may affect the right and interest of Pledgee in and to the Equity, including but not limited to transfer of any intellectual property right or asset with a value of over CNY100,000 of Party C, or any encumbrance of title or right to use over such assets.

6.14.           In case of any legal litigation, arbitration or other claim, which may have adverse effect on Party C, the Equity or the interests of Pledgee under the Control Documents, Party C ensures it will promptly and timely notify Pledgee in writing and at the reasonable request of Pledgee, take all necessary measures to ensure the pledge interest of Pledgee over the Equity.

6.15.           Party C shall not do or allow any act or action which may have adverse effect on the interest of Pledgee under the Control Documents or the Equity.

6.16.           Party C will provide Pledgee with the financial statements of Party C for the previous calendar quarter in the first (1st) month of each calendar quarter, including but not limited to the balance sheet, income statement and cash flow statement.

6.17.           Party C ensures to take all necessary measures and execute all necessary documents at the reasonable request of Pledgee, so as to ensure the pledge interest of Pledgee over the Equity and the exercise and realization of such interest.

6.18.           In case of any transfer of Equity arising out of the exercise of the Pledge hereunder, Party C ensures to take all measures to complete such transfer.

6.19.           Party B shall and shall cause other shareholder of Party C to procure that Party C complete the registration procedures to extend its business term within three (3) months before expiry thereof, so that the effect of this Contract may continue.

7.                  Default Event

7.1.                  Each of the following events shall be regarded as a Default Event:

7.1.1.                 Where Party C fails to fully pay the consultation and service fee payable under the Exclusive Business Cooperation Agreement, or repay the loan, or breaches any obligation of Party C under the Control Documents;

7.1.2.                 Where any representation or warranty made by Pledgor in Article 5 hereof contains serious misrepresentation or error, and/or Pledgor breaches any warranty in Article 5 hereof;

7.1.3.                 Where Pledgor and Party C fail to complete the Equity pledge registration with the Registration Authority pursuant to Article 3.1 hereof;

7.1.4.                 Where Pledgor and Party C breach any provision of this Contract;

7.1.5.                 Where Pledgor transfers or purports to transfer or waive the pledged Equity, or without written consent of Pledgee, assigns the pledge, except for the express provision set forth in Article 6.1.1 hereof;

7.1.6.                 Where any of Pledgor’s own loans, guaranties, compensations, undertakings or other debt liabilities to any third party (1) is required to be repaid or performed prior to the scheduled due date because of Pledgor’s default; or (2) is due but cannot be repaid or performed as scheduled;

7.1.7.                 Where any approval, permit, license or authorization of governmental authority which makes this Contract enforceable, lawful and effective is revoked, suspended or substantially changed, or becomes invalid;

7.1.8.                 Where this Contract becomes illegal or Pledgor cannot continue performing its obligations hereunder due to the promulgation of applicable law;

7.1.9.                 Where there has been adverse change to the properties owned by Pledgor, which causes Pledgee to believe that the ability of Pledgor to perform the obligations hereunder has been affected;

7.1.10.          Where the successor or trustee of Party C may only partially perform or refuses to perform, the payment obligations under the Exclusive Business Cooperation Agreement; and

7.1.11.          Other circumstance where Pledgor cannot or may not exercise its rights to and in the Pledge, including but not limited to the death or incapacity for civil conduct of Pledgor.

7.2.                  Pledgor shall immediately notify Pledgee in writing once it is aware of or finds out any circumstance set forth in Article 7.1 hereof or the occurrence of any event which may lead to the said circumstance.

7.3.                  Unless the Default Event listed in this Article 7.1 hereof has been resolved to the satisfaction of Pledgee within thirty (30) days as of the notice of Pledgee, Pledgee may give a Default Notice to Pledgor at or at any time after the occurrence of the Default Event, requiring the Pledgor to immediately pay all outstanding amounts due and payable under the Control Documents and all other due and payable amounts to Pledgee, and/or repay the loan and/or dispose the Pledge in accordance with Article 8 hereof.

8.                  Exercise of the Pledge

8.1.                  Without written consent of Pledgee, Pledgor shall not transfer its equity of Party C.

8.2.                  Pledgee may give a Default Notice to Pledgor when it intends to exercise the Pledge.

8.3.                  Subject to Article 7.3 hereof, Pledgee may exercise the right to enforce the Pledge simultaneously with or at any time after the issuance of the Default Notice in accordance with Article 7.2 hereof. Once Pledgee chooses to enforce the Pledge, Pledgor shall no longer own any right or interest relating to the Equity.

8.4.                  In case of default, within the permitted scope and in accordance with applicable laws, Pledgee shall be entitled to legally dispose the pledged Equity; and the balance, if any, of all proceeds received by Pledgee due to its exercise of the Pledge upon being applied to discharge the secured obligation shall be paid to Pledgor or the person entitled to receive such amount, without interest.

8.5.                  When Pledgee disposes the Pledge in accordance with this Contract, Pledgor and Party C shall give necessary assistance so that Pledgee may enforce the Pledge in accordance with this Contract.

8.6.                  All actual expenses, taxes and all legal costs, etc. relating to the creation of Equity Pledge hereunder and the realization of the rights of Pledgee shall be borne by Pledgor, except for those required by laws to be borne by Pledgee.

9.                  Assignment

9.1.                  Pledgor has no right to assign or delegate its rights and obligations hereunder without prior written consent of Pledgee.

9.2.                  This Contract shall be binding upon Pledgor and its successors and permitted assigns and effective for Pledgee and each of its successors and assigns.

9.3.                  Pledgee may assign any and all of its rights and obligations under the Control Documents to anyone designated by it (natural person/ legal person) at any time, in which case, the assignee shall enjoy and assume the rights and obligations of Pledgee hereunder, as if he/it is an original party hereto. When Pledgee assigns the rights and obligations under the Exclusive Business Cooperation Agreement, at the request of Pledgee, Pledgor shall execute the relevant agreements and/or other documents with respect to such assignment.

9.4.                  In case that pledgee changes due to such assignment, then at the request of Pledgee, Pledgor shall enter into a new pledge contract with the new pledgee with the same terms and conditions as this Contract.

9.5.                  Pledgor shall be in strict compliance with this Contract and other contracts jointly or severally signed with all or one of the other Parties hereto, including the Exclusive Call Option Contract and the POA granted to Pledgee, and perform its obligations under this Contract and other contracts, and refrain from any act/omission which may affect validity and enforceability thereof. Pledgor shall not exercise any of its remaining right over the Equity pledged hereunder unless per the written instruction of Pledgee.

10.           Termination

10.1.           Upon the full performance of the Exclusive Business Cooperation Agreement and the full payment of the consultation and service fee thereunder, and after the obligations of Party C under other Control Documents terminate, this Contract shall terminate, and Pledgee shall deregister or terminate this Contract as soon as reasonably practicable.

10.2.           Unless otherwise provided for by laws, Pledgor or Party C shall in no case be entitled to revoke or terminate this Contract.

11.           Fees and Other Charges

Party C shall be responsible for all fees and actual expenses in relation to this Contract, including but not limited to attorney’s fee, production costs, stamp tax and any other taxes and charges. Should applicable laws require Pledgee to assume several taxes and fees, Pledgor shall cause Party C to fully reimburse Pledgee for the taxes and fees that have been paid.

12.           Confidentiality Liabilities

The Parties acknowledge that any oral or written information exchanged with respect to this Contract shall be confidential information. Each Party shall keep in confidential all such information, and without written consent of the other Parties, it shall not disclose any relevant information to any third party except under the following circumstances: (1) where such information is or becomes known by the general public (for reasons other than the disclosure to the public by the Party receiving such information); (2) where the disclosure of such information is required by applicable laws or stock exchange rules or regulations; or (3) where a Party discloses such information for the purpose of the transaction contemplated herein to its legal or financial advisor which is also bound by the confidentiality obligation similar to that provided in this Article. The disclosure of any confidential information by the staff or organization hired or engaged by a Party shall be deemed as the disclosure of such confidential information by such Party, and such Party shall be held liable for breach of this Contract. This Article shall survive the termination of this Contract for whatsoever reason.

13.           Governing Law and Dispute Resolution

13.1.           The execution, validity, interpretation and performance of this Contract and the resolution of dispute hereunder shall be governed by the PRC laws officially published and publicly available. International legal principles and practices shall apply to the matters on which, the PRC laws officially published and publicly available, are silent.

13.2.           Any dispute arising out of the interpretation and performance of this Contract shall be resolved by the Parties through good-faith negotiation. In case that the Parties fail to resolve such dispute within thirty (30) days as of the request of a Party for resolution through negotiation, either Party then may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in force. The arbitration shall take place in Beijing and the language of arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties.

13.3.           In case of any dispute arising out of the interpretation and performance of this Contract, or during the arbitration of any dispute, except for the disputed matter, the Parties shall continue exercising their rights and performing their obligations hereunder.

14.           Notice

14.1.           All notices and other communications required or permitted hereunder shall be sent to the following address of the Party by personal delivery, or registered mail with postage prepaid, commercial courier service or fax. For each notice, a confirmation shall be also be sent via email. Such notice shall be deemed validly served on the date below:

14.1.1.          If given by personal delivery, courier service or registered mail with postage prepaid, on the date of delivery or refusal at the recipient address designated in the notice.

14.1.2.          If given by fax, on the date of successful transmission, as evidenced by an automatically generated confirmation of transmission.

14.2.           For the purpose of notice, the addresses of the Parties shall be as follows:

Party A: Xiaoying (Beijing) Information Technology Co., Ltd.

Attn: Sun Huizhang

Tel: 010-82828733

Add: Room 32-1-1-135, Building No.32, Chuangye Middle Road, Haidian District, Beijing

Party B: Shenzhen Gamma Capital Management Co., Ltd.

Attn: Wang Jiamin

Tel.: 0755-86223971

Add: Shenzhen Qianhai Commerce Secretariat Co., Ltd., Qianhai Complex A201, Qianwan Road 1, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Party C: Shenzhen Beier Assets Management Co., Ltd.

Attn: Hou Jingwei

Tel.: 0755-86282977

Add: Shenzhen Qianhai Commerce Secretariat Co., Ltd., Qianhai Complex A201, Qianwan Road 1, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

14.3.           Either Party may change its address for notice at any time upon notice to the other Parties per this Article.

15.           Severability

Where any provision or several provisions hereof are held to be invalid, illegal or unenforceable in any aspect under any applicable law or regulation, the validity, legality and enforceability of the remaining provisions hereof shall in no way be affected or damaged. The Parties shall, through good faith negotiation, make efforts to replace such invalid, illegal or unenforceable provisions with valid provisions to the maximum extent permitted by laws and meeting expectations of the Parties, and the economic effects produced by such valid provisions shall be close to the economic effects of such invalid, illegal or unenforceable provisions as much as possible.

16.           Appendix

The appendix attached hereto shall be an integral part of this Contract.

17.           Effectiveness

17.1.           Any amendment, change and supplement to this Contract shall be made in writing and take effect as of the signature or seal by the Parties and completion of the governmental registration (if applicable).

17.2.           This Contract shall be made in quadruplicate. Pledgor, Pledgee and Party C shall each hold one (1) copy and file with the registration authority one (1) copy. Each copy of this Contract shall have the same effect.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Contract on the date first written above.

Party A: Xiaoying (Beijing) Information Technology Co., Ltd. (Common Seal)

/s/ Seal of Xiaoying (Beijing) Information Technology Co., Ltd.

Signature:	/s/ Tang Yue

Name: Tang Yue

Title: Legal Representative

Equity Pledge Contract - Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Contract on the date first written above.

Party B: Shenzhen Gamma Capital Management Co., Ltd. (Common Seal)

/s/ Seal of Shenzhen Gamma Capital Management Co., Ltd.

Signature:	/s/ Wang Jiamin

Name: WANG Jiamin

Title: Legal Representative

Equity Pledge Contract - Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Contract on the date first written above.

Party C: Shenzhen Beier Assets Management Co., Ltd. (Common Seal)

/s/ Seal of Shenzhen Beier Assets Management Co., Ltd.

Signature:	/s/ Yang Yuguo

Name: Yang Yuguo

Title: Legal Representative

Equity Pledge Contract - Signature Page

Appendix 1

Shenzhen Beier Assets Management Co., Ltd.

Register of Shareholders

Equity Pledge Contract - Appendix 1